UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Chemed Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHEMED CORPORATION URGES ITS STOCKHOLDERS
TO PROTECT THEIR INVESTMENT

Sends Letter Recommending Stockholders Vote FOR the Board’s Nominees
on the WHITE Proxy Card Today

CINCINNATI – May 13, 2009 – Chemed Corporation (NYSE:CHE) today mailed the following letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for May 29, 2009.  Chemed stockholders of record as of March 31, 2009 will be entitled to vote at the Annual Meeting.

Chemed’s Board of Directors unanimously recommends that stockholders vote today for the Board’s highly qualified nominees by telephone, via the Internet or by signing, dating and returning the enclosed WHITE proxy card.

May 13, 2009

PROTECT YOUR INVESTMENT!

ELECT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD

Dear Fellow Stockholders:

As Chemed’s May 29, 2009 Annual Meeting of Stockholders approaches, your Board of Directors urges you to vote the WHITE proxy card to elect the Company’s highly qualified nominees.  Your Board and management strongly believe that MMI Investments, L.P. (“MMI”), a dissident hedge fund that is soliciting proxies to elect five dissident nominees to your Board, threatens the value of your investment.  Accordingly, your Board urges you not to return any Gold proxy card that MMI may send you, even as a protest.  Since returning a Gold proxy card would revoke any previously executed WHITE proxy card submitted by you, the best way to prevent MMI from enacting its self-serving agenda is to simply discard any Gold proxy card you may receive.

If you have previously submitted a Gold proxy card, you may change any vote you may have cast in favor of MMI’s nominees and vote in favor of the Board’s nominees by signing, dating and returning the WHITE proxy card, or by following the instructions on the WHITE proxy card to vote by telephone or via the Internet, or by attending the Annual Meeting and voting your shares in person.

Your Board unanimously believes its nominees are the right nominees for Chemed.  Your Board’s nominees include nine of the current members of your Board, as well as two new, independent and highly qualified individuals, Ernest J. Mrozek and Thomas P. Rice.

MMI HAS ONLY ONE OBJECTIVE – SEPARATING CHEMED’S BUSINESSES.
YOUR BOARD BELIEVES NOW IS NOT THE TIME TO DO SO

MMI has one, and only one, idea for your Company: to separate immediately Chemed’s businesses – VITAS and Roto-Rooter.  We believe that this idea is extremely short-sighted and threatens the value of your investment.  Your Board and management regularly review the Company’s businesses and structure in the context of value-creating alternatives that might be available.  Our most recent review, conducted with our outside financial and legal advisors, makes it clear that a separation of Chemed’s businesses is NOT in stockholders’ best interests at this time.  In fact, we determined that executing the separation in the current market environment would be risky and could impair, rather than create, value for Chemed’s stockholders.  Your Board and management have protected stockholder value by prudently maintaining Chemed’s current corporate structure during the global economic downturn while at the same time taking the appropriate steps to facilitate a separation of Chemed’s businesses when conditions are right.

MMI’S NOMINEES WILL NOT CONTRIBUTE TO VALUE CREATION

We believe that MMI’s nominees, if elected, would not only seek to carry out the dissident’s ill-timed, limited strategy of separating Chemed’s businesses, they would also bring limited relevant experience to the Board. For example:

●	Of MMI’s five nominees, only one has any professional experience in healthcare and only one has any professional experience in residential and commercial cleaning services.

●
In contrast to the more than 141% increase in value your Board has delivered since the announcement of Chemed’s acquisition of VITAS in December 2003, a compounded annual growth rate of nearly 18%, the only three MMI nominees with prior public company board experience have overseen significant value destruction.[1]

DON’T LET MMI DISTRACT YOU WITH HALF TRUTHS
AND DELIBERATE MISCHARACTERIZATIONS

We believe that MMI has resorted to half truths and mischaracterizations because it cannot substantiate its assertion that a separation of Chemed’s businesses at this time would create value for stockholders.  Consider the following:

●
MMI has attempted to impugn the integrity and independence of your Board’s directors by suggestively pointing to directorships and former employment relationships of certain Board members, despite the fact that none of the independent directors has been an employee or a director of any Chemed affiliate for a minimum of nearly ten years.  The fact is that nine of the Board’s 11 nominees are independent under the director-independence requirements of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”).  Accordingly, the Board’s nominees are in full compliance with both the letter and the spirit of the NYSE and SEC requirements for director independence.

1 The stock price of Unisys Corporation has decreased approximately 69% since Clay B. Lifflander began serving on its board of directors; the stock price of iSECUREtrac has decreased approximately 85% since Peter A. Michel began serving on its board of directors; and the stock price of The Brink’s Company decreased approximately 29% during the time Carroll R. Wetzel, Jr. served on its board of directors.

●
MMI’s insinuations about your management’s views on a potential separation of Chemed’s businesses appear to be deliberate attempts to mislead stockholders.  The reality is that your management team has not only consistently stated that it would consider a separation transaction when market and economic conditions are right, but it has in fact already positioned Chemed to separate its businesses at such time.

●
MMI has distorted the facts regarding its investment in Chemed, falsely stating that it has held Chemed stock for over two years, when MMI has really been a Chemed stockholder for only 13 months.  In addition, you should know that MMI sold more than 22% of its Chemed holdings in December 2008, which we believe calls into question its so-called “long-term” interest in the Company.

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY

Your Board and management have a track record of creating value for stockholders and are committed to doing so in the future.  With a winning strategy that favors the creation of value for stockholders, Chemed’s Board and management have delivered strong stock price performance and unlocked value through a number of spin-offs and other strategic transactions2.

Protect your investment in Chemed – do not expose your Company’s performance and prospects to the risk of MMI’s short-term, self-serving agenda.  Your Board is unanimous in its opposition to MMI and requests that you discard any Gold proxy cards you may receive. We urge all stockholders to vote for the election of all nominees proposed by the Chemed Board, on the WHITE proxy card TODAY.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Kevin J. McNamara                                                                                     /s/ George J. Walsh III

Kevin J. McNamara                                                                                          George J. Walsh III
Chief Executive Officer                                                                                    Chairman of the Board

2 The Dubois Chemicals, Omnicare and National Sanitary Supply transactions, which are the three largest transactions effected by Chemed, generated total gross proceeds of approximately $492 million and resulted in pre-tax gains aggregating approximately $252 million.  Since its formation in 1971, Chemed effected seven other divestitures that generated gross proceeds of approximately $219 million and resulted in pre-tax gains of approximately $32 million.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED Stockholders Call Toll-Free: (877) 825-8631 Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by MMI.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone,
by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Cravath, Swaine & Moore LLP is acting as legal advisor to Chemed and Lazard Frères & Co. LLC and J.P. Morgan Securities Inc. are acting as financial advisors.

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care, and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

Important Information
Chemed filed with the SEC, on April 29, 2009, a definitive proxy statement in connection with its 2009 annual meeting, and is mailing the definitive proxy statement to its stockholders.  Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available) because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Chemed files with the SEC (when available) at the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com. In addition, the definitive proxy statement and other documents filed by Chemed with the SEC (when available) may be obtained from Chemed free of charge by directing a request to Chemed Corporation, Attn: Investor Relations, Chemed Corporation, 2600 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202-4726.

Certain Information Regarding Participants
Chemed, its directors and certain executive officers and employees are participants in the solicitation of Chemed’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Chemed’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on April 29, 2009. To the extent holdings of Chemed securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge (when available) from the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449